Exhibit 99.4

EQT Midstream Partners to Acquire Jupiter Gathering System from EQT

Pittsburgh, PA (April 30, 2014) – EQT Midstream Partners, LP (NYSE: EQM) (Partnership) announced that it has entered into an agreement to acquire the Jupiter natural gas gathering system (Jupiter) from EQT Corporation (NYSE:EQT) (EQT), for $1.18 billion, of which $1.121 billion will be paid in cash and $59 million will be paid in common and general partner units.

The Jupiter system was designed and constructed to gather EQT’s Marcellus production in portions of Greene and Washington counties, Pennsylvania.  The Jupiter assets consist of approximately 35-miles of natural gas gathering pipeline and two compressor stations with approximately 21,300 horsepower of compression.  The Callisto compressor station has 150 MMcf per day of compression capacity and the Jupiter compressor station has 75 MMcf per day of compression capacity.  Jupiter has total pipeline capacity of 970 MMcf per day and has six interconnects with the Partnership’s transmission and storage system.

The Partnership will complete several expansion projects related to Jupiter during 2014 and 2015.  The 2014 expansions involve the addition of 350 MMcf per day of compression capacity and the installation of gathering pipelines.  The 2014 capital expenditures are forecasted to be $106 million and the compression is expected to be placed into service in the fourth quarter of 2014.  The 2015 expansions involve the addition of 200 MMcf per day of compression capacity and the installation of gathering pipelines.  The 2015 capital expenditures are forecasted to be $76 million and the compression is expected to be placed into service in the fourth quarter of 2015.

The Jupiter acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow per unit.  The Jupiter assets are supported by a gathering agreement with EQT that includes 10-year firm capacity reservation commitments on the available compression capacity.  The compression capacity is currently 225 MMcf per day and is anticipated to grow to 775 MMcf per day by the end of 2015.  Upon completion of the expansion projects, revenues generated under the firm reservation charges are forecasted to be approximately $173 million annually.  EQT will also pay a per unit fee on any volumes above the contracted compression capacity.  The Partnership forecasts revenues associated with Jupiter to be approximately $130 million for the full-year 2014 and $160 million in 2015.  The Partnership forecasts ongoing operating expenses associated with Jupiter, excluding depreciation and amortization, to be approximately $20 million for the full-year 2014.  After placing the expansion projects into service, the Partnership expects ongoing operating expenses, excluding depreciation and amortization, to be approximately $28 million per year.  The Partnership also expects ongoing maintenance capital expenditures related to Jupiter to be less than $2 million per year.

EQT currently holds approximately 48,000 net acres surrounding Jupiter, including approximately 31,000 undeveloped net acres.  As of March 31, 2014, 206 Marcellus wells and nine Upper Devonian wells have been drilled in the Jupiter service area.  The average daily gathered volume in the first quarter of 2014 from Jupiter was approximately 595 MMcf per day.

The terms of the Jupiter acquisition were approved by the Conflicts Committee of the board of directors of EQT Midstream Services, LLC, the general partner of the Partnership (General Partner), which is comprised entirely of independent directors.  The committee was advised by Evercore Partners Inc. regarding financial matters; and Richards, Layton & Finger P.A. regarding legal matters.  The General Partner and its affiliates were advised by Baker Botts L.L.P. regarding legal matters.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission and storage system, and gathering system.  The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines, and also owns more than 1,600 miles of FERC-regulated, low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

Cautionary Statements

Disclosures in this news release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s and Jupiter’s gathering revenue and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to such programs); projected compression capacity; asset acquisitions, including the Partnership’s ability to complete the Jupiter acquisition; capital commitments, projected capital and operating expenditures, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources for the Jupiter acquisition; projected firm reservation and usage revenues; and anticipated synergies from the Jupiter acquisition. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. With respect to the proposed Jupiter acquisition, these risks and uncertainties include, among others, disruption to the Partnership’s business, including customer and supplier relationships resulting from the transaction; risks that the conditions to closing may not be satisfied; and the impact of the transaction on the Partnership’s future operating income, 2014 capital program and distributions. The risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those risks discussed in the Partnership’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than the Partnership, is derived from publicly available information published by EQT.

Analyst inquiries please contact:

Nate Tetlow – Investor Relations Manager

412.553.5834

ntetlow@eqtmidstreampartners.com

Patrick Kane – Chief Investor Relations Officer

412.553.7833

pkane@eqtmidstreampartners.com

Media inquiries please contact:

Natalie Cox – Corporate Director, Communications

412.395.3941

ncox@eqtmidstreampartners.com

Source:  EQT Midstream Partners